Exhibit 10(q)

                        PERSONAL FINANCIAL PLANNING (PFP)
                              REIMBURSEMENT PROGRAM
                                 For Executives

Purpose of Plan:

The purpose of this program is to assist Executives in paying for professional services and advice in managing the Executive's estate plan, taxes and general financial planning.


Plan Highlights and Procedures:

o     Expenses covered under the program include:

      o The preparation of tax returns for federal, state and local income tax as well as gift tax returns.

      o Expenses related to develop and maintain an estate plan, including wills, establishing trusts etc.

      o General financial planning, including estimating tax liabilities for the year, making quarterly tax payments and a general review of personal asset allocations.

o Expenses not covered under this program include costs associated with executing security trades (stocks, bonds mutual funds etc) and asset management fees.

o The maximum annual reimbursement to be paid in a calendar year is $5,000 for eligible Active employees and $3,000 for eligible Retirees.

o     Reimbursement procedures:

      o Copies of invoices should be sent to the Manager of Corporate Benefits Counseling (Glenn Haskell).

      o Reimbursements to the executive will be processed with the next practical payroll cycle. Taxes will not be withheld, except for FICA.

      o Payments are considered taxable income. The executive will be responsible for all taxes; payments are not grossed-up.

      o Reimbursements are not eligible for Savings Plan deductions, nor are they considered pension eligible earnings.

o Eligibility for active employees is based on the same criteria as the Estate Preservation Plan and Executive Life Insurance Plan. Eligible employees retiring on or after March 1, 2001 would be eligible for the reduced amount in retirement.